Exhibit 10.3

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”), is executed as of November 8, 2013, by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”), and John V. Arabia (the “Executive”).

WHEREAS, Sunstone, the Operating Partnership and the Executive are parties to an Employment Agreement, effective as of the Effective Date (as defined in the Employment Agreement);

WHEREAS, the parties desire to extend the Initial Termination Date of the Employment Agreement from February 14, 2014 to August 4, 2016; and

WHEREAS, subject to the terms herein, Sunstone, the Operating Partnership and the Executive desire to amend the Employment Agreement for the Executive’s continued service as President of Sunstone and the Operating Partnership.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.                                                     Employment Period. Section 1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“1.  Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on a date mutually agreed by the parties and not later than April 4, 2011 (the “Start Date”) and ending on August 4, 2016 (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for three additional years on the Initial Termination Date and on each subsequent third anniversary of the Initial Termination Date, unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than ninety (90) days prior to the last day of the term as then in effect.  For the avoidance of doubt, non-renewal of the Agreement pursuant to the proviso contained in the preceding sentence shall not constitute a termination without Cause or for Good Reason (each as defined below).”

2.                                                     Effect on Employment Agreement. The terms of the Employment Agreement not modified by this Amendment will remain in force and are not affected by this Amendment.

3.                                                     Miscellaneous. This Amendment will be governed and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EXECUTIVE:	SUNSTONE HOTEL INVESTORS, INC.,
a Maryland corporation

/s/ John V. Arabia	By:	/s/ Kenneth E. Cruse
John V. Arabia		Name:	Kenneth E. Cruse
		Its:	Chief Executive Officer

SUNSTONE HOTEL PARTNERSHIP, LLC,
a Delaware limited liability company

	By:	Sunstone Hotel Investors, Inc.
Its: Managing Member

	By:	/s/ Kenneth E. Cruse
		Name:	Kenneth E. Cruse
		Its:	Chief Executive Officer